Exhibit 99.(l)(2)

Law Offices

One Logan Square, Ste. 2000
Philadelphia, PA
19103-6996

(215) 988-2700 phone
(215) 988-2757 fax
www.drinkerbiddle.com

CALIFORNIA
DELAWARE
ILLINOIS
NEW JERSEY
NEW YORK
PENNSYLVANIA
WASHINGTON D.C.
WISCONSIN

September 30, 2014

Hatteras Core Alternatives Institutional Fund, L.P.

8540 Colonnade Center Drive

Suite 401

Raleigh, NC 27615

RE:                           Hatteras Core Alternatives Institutional Fund, L.P.

Ladies and Gentlemen:

We have acted as counsel to Hatteras Core Alternatives Institutional Fund, L.P., a Delaware limited partnership (the “Fund”), in connection with the filing of the Fund’s registration statement including any amendment thereto (the “Registration Statement”) to register under the Securities Act of 1933 units of beneficial interest representing interests in the Fund.  The Fund offers one class of units (the “Units”).  The Fund is authorized to issue an unlimited number of Units.

We have reviewed the Fund’s Amended and Restated Agreement of Limited Partnership and resolutions adopted by the Board of Directors, and have considered such other legal and factual matters as we have considered necessary.

This opinion is based exclusively on the laws of the State of Delaware.

We have assumed the following for this opinion:

1.             The Units will be issued in accordance with the Fund’s Amended and Restated Agreement of Limited Partnership and resolutions of the Board of Directors relating to the creation, authorization and issuance of the Units.

2.             The Units will be issued against consideration therefor as described in the Fund’s prospectus relating thereto, and that such consideration will have been at least equal to the applicable net asset value.

Based on the foregoing, it is our opinion that:

1.             The Units to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Fund; and

Established 1849

2.             When issued and paid for upon the terms provided in the Registration Statement, the Units to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable by the Fund.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Amendment No. 13 to the Registration Statement of the Fund.  Except as provided in this paragraph, the opinion set forth above is expressed solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be relied upon by, or filed with, any other person or entity or for any other purpose without our prior written consent.

Very truly yours,

/s/ Drinker Biddle & Reath LLP
DRINKER BIDDLE & REATH LLP